Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Clayton Williams Energy, Inc. has six wholly-owned subsidiaries as follows:

•                  Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation

•                  Clayton Williams Trading Company, a Texas corporation

•                  Clayton Williams Venezuela, Inc., a Delaware corporation

•                  CWEI Acquisitions, Inc., a Delaware corporation

•                  Clayton Williams Pipeline, Inc. (formerly Clayton Williams Midland, Inc.), a Texas corporation

•                  Romere Pass Acquisition Corp., a Delaware corporation